UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

February 21, 2007

LEXMARK INTERNATIONAL, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	1-14050	06-1308215
(State or Other Jurisdiction of Incorporation )	(Commission File Number)	(IRS Employer Identification No.)

One Lexmark Centre Drive
740 West New Circle Road
Lexington, Kentucky 40550
(Address of Principal Executive Offices) (Zip Code)

(859) 232-2000
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers;
                   Compensatory Arrangements of Certain Officers.

On February 21, 2007, B. Charles Ames and Martin D. Walker each notified the Board of Directors of Lexmark International, Inc. (the “Company”) of his intention to retire from the Board effective immediately prior to the 2007 Annual Meeting of Stockholders, which is scheduled for April 26, 2007. As a result, Mr. Walker will not be standing for re-election as a Class I Director at the 2007 Annual Meeting of Stockholders. Mr. Ames’ term as a Class II Director otherwise would have expired in 2008. The Company issued a press release announcing Mr. Ames’ and Mr. Walker’s retirements on February 22, 2007, which is attached hereto as Exhibit 99.1.

On February 21, 2007, the Compensation and Pension Committee of the Board of Directors (the “Compensation Committee”) granted annual incentive compensation awards with respect to 2007 to the Company’s Named Executive Officers (as defined in Regulation S-K Item 402(a)(3)), pursuant to the Senior Executive Incentive Compensation Plan (the “Incentive Compensation Plan”). The Incentive Compensation Plan was approved by stockholders on April 22, 2004 and is filed as Exhibit 10.2 to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2004. The maximum award which may be earned under the Incentive Compensation Plan by any Named Executive Officer is equal to six-tenths of one percent of operating income for the one-year performance period, however, the Compensation Committee, in its sole discretion, may reduce the award based on any factors that the Compensation Committee deems appropriate, including, but not limited to, branded hardware and services revenue, gross profit, cash cycle days, divisional branded hardware and services revenue, divisional gross profit, divisional cash cycle days and individual performance. The minimum, target and maximum award amounts for each of the Named Executive Officers are set forth in the following table.

Name	Minimum	Target	Maximum
Dr. Curlander	$300,000	$1,200,000	$2,400,000
Mr. Gamble	148,500	371,250	742,500
Mr. Rooke	171,000	570,000	997,500
Mr. Bahous	142,500	332,500	665,000

Also on February 21, 2007, the Compensation Committee granted Long-Term Incentive Awards pursuant to the 2007-2009 Long-Term Incentive Plan (the “2007-2009 LTIP”) under the Company’s Stock Incentive Plan. The 2007-2009 LTIP awards are intended to reward the achievement of specific strategic performance objectives over a three-year performance cycle. Under this program, certain executives, including the Named Executive Officers (as defined in Regulation S-K Item 402(a)(3)), are eligible for an award denominated in cash, but payable in cash, Class A Common Stock of the Company, or a combination of the two, at the discretion of the Compensation Committee. The Compensation Committee has established 2009 operating income and branded hardware market share as the performance measures for the 2007 through 2009 performance cycle. If the attainment of operating income and branded hardware market share results in no funding, the 2007-2009 LTIP will be funded at the Minimum level if the Company’s three-year average return on invested capital is at or above the median of the three-year average of the return on invested capital of the peer companies included in the S&P Technology Index (or, if such index is no longer available, another appropriate index as determined by the Compensation Committee). The Compensation Committee also has negative discretion in determining any payment to participants under the 2007-2009 LTIP. The Minimum, Target, and Maximum award amounts for each of the Named Executive Officers is set forth in the following table. The form of the 2007-2009 LTIP Agreement is filed as Exhibit 10.1 to this report and is hereby incorporated by reference.

Name	Minimum	Target	Maximum
Dr. Curlander	$510,000	$1,700,000	$4,250,000
Mr. Gamble	210,000	700,000	1,750,000
Mr. Rooke	285,000	950,000	2,375,000
Mr. Bahous	180,000	600,000	1,500,000

In addition, on February 22, 2007, upon the recommendation of the Corporate Governance and Public Policy Committee of the Board, the Board approved the terms of the compensation to be paid to each eligible nonemployee director of the Board in respect of his/her service to the Board. A summary describing the elements of such compensation is filed as Exhibit 10.2 to this report and is hereby incorporated by reference.

The Company intends to provide additional information regarding the compensation awarded to the Named Executive Officers with respect to and during the year ended December 31, 2006 in the proxy statement for the Company’s 2007 Annual Meeting of Stockholders, which is expected to be filed with the Securities and Exchange Commission in March 2007.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.  Description of Exhibit

10.1	Form of Agreement pursuant to the Company’s 2007-2009 Long-Term Incentive Plan. +

10.2       Description of Compensation Payable to Nonemployee Directors. +

99.1	Press Release issued by Lexmark International, Inc., dated February 22, 2007.

+	Indicates management contract or compensatory plan, contract or arrangement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LEXMARK INTERNATIONAL, INC.
(Registrant)

	By:	/s/ John W. Gamble, Jr.
John W. Gamble, Jr.
Executive Vice President and Chief Financial Officer

Date: February 27, 2007

EXHIBIT INDEX

Exhibit No. Description of Exhibit

10.1  Form of Agreement pursuant to the Company’s 2007-2009 Long-Term Incentive Plan. +

10.2  Description of Compensation Payable to Nonemployee Directors. +

99.1     Press Release issued by Lexmark International, Inc., dated February 22, 2007.

+           Indicates management contract or compensatory plan, contract or arrangement.